CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,180,000	$253.32

Pricing supplement no. 663
To prospectus dated November 7, 2014,
prospectus supplement dated November 7, 2014
product supplement no. 1a-I dated November 7, 2014  and
underlying supplement no. 1a-I dated November 7, 2014	Pricing supplement to Product Supplement No. 1a-I Registration Statement No. 333-199966 Dated April 28, 2015; Rule 424(b)(2)

Structured Investments	$2,180,000 Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due April 30, 2030

General

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing April 30, 2030, subject to postponement as described below.
•	The notes are designed for investors who believe that (i) the 30-Year U.S. Dollar Constant Maturity Swap Rate will be greater than the 2-Year U.S. Dollar Constant Maturity Swap Rate on each Determination Date, (ii) the Index Level of the S&P 500® Index will remain at or above the Minimum Index Level of 67.50% of the Initial Index Level on each Accrual Determination Date and (iii) the Index Level of the S&P 500® Index will be greater than or equal to the Barrier Level of 50% of the Initial Index Level on the Observation Date.
•	The notes are designed for investors who seek periodic interest payments that will accrue (i) for the Initial Interest Periods, at a rate of 10.00% per annum and (ii) for each other Interest Period, at a per annum rate equal to the Spread (the 30-Year CMS Rate minus the 2-Year CMS Rate) on the applicable Determination Date for such Interest Period multiplied by the Multiplier of 9.0, provided that the Closing Level of the S&P 500® Index on each Accrual Determination Date during such Interest Period is greater than or equal to the Minimum Index Level (67.50% of the Index Level of the S&P 500® Index on the Pricing Date), and subject to the Maximum Interest Rate and the Minimum Interest Rate.
•	At maturity, an investor in the notes will lose at least 50% of principal and may lose all of the initial investment in the notes if the Index Level of the S&P 500® Index declines below the Barrier Level on the Observation Date.
•	After the Initial Interest Periods, if either the Spread on the applicable Determination Date is less than or equal to zero or the level of the S&P 500® Index is less than the Minimum Index Level for an entire Interest Period, the Interest Rate for such Interest Period will be equal to zero. In addition, investors should be willing to assume the risk that if the Ending Index Level is less than the Barrier Level, they will lose at least 50% of their principal and may lose their entire principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Subject to satisfaction of the Accrual Provision, interest on the notes will be calculated based on the applicable Interest Factor, which will be equal to the Spread times the Multiplier (subject to the Maximum Interest Rate and the Minimum Interest Rate). In no event will the Interest Rate be greater than the Maximum Interest Rate as set forth below or less than the Minimum Interest Rate of 0% per annum.
•	At our option, we may call your notes prior to their scheduled Maturity Date on one of the Redemption Dates set forth below. For more information, see “Key Terms” and “Selected Risk Considerations” in this pricing supplement.
•	The terms of the notes as set forth below, to the extent they differ or conflict with those set forth in the accompanying product supplement no. 1a-1, will supersede the terms set forth in product supplement no. 1a-1. In particular, whether the Accrual Provision is satisfied will depend on the Index Level on the applicable Accrual Determination Date (rather than on the Index Level on an Equity Index Determination Date as described in product supplement no. 1a-1), as set forth below. Please refer to “Additional Key Terms — Accrual Provision,” “Additional Key Terms — Accrual Determination Date,” “Key Terms — Redemption Feature” and “Selected Purchase Considerations — Periodic Interest Payments” in this pricing supplement for more information.
•	Notes may be purchased in minimum denominations of $1,000 and in integral multiples of $1,000 thereafter.
•	The notes priced on April 28, 2015 and are expected to settle on or about April 30, 2015.

Key Terms

Payment at Maturity:

If the Ending Index Level is greater than or equal to the Barrier Level, you will receive the principal amount of your notes at maturity.

If the Ending Index Level is less than the Barrier Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return)

If the Ending Index Level is less than the Barrier Level, you will lose at least 50.00% of your principal and may lose your entire principal at maturity.

Regardless of whether the Ending Index Level is greater than, equal to or less than the Initial Index Level, at maturity you will also receive any accrued and unpaid interest on your notes.

Initial Index Level:	2,114.76
Ending Index Level:	The Index Level on the Observation Date
Index Return:	(Ending Index Level - Initial Index Level) Initial Index Level
Barrier Level:	1,057.38 which is 50.00% of the Initial Index Level
Redemption Feature:	On the last calendar day of each January, April, July, and October, commencing on April 30, 2016 and ending on the Maturity Date (each, a “Redemption Date”), we may redeem your notes in whole but not in part at a price equal to 100% of the principal amount being redeemed plus any accrued and unpaid interest to but excluding the Redemption Date, subject to the Business Day Convention and the Interest Accrual Convention described below and in the accompanying product supplement no. 1a-1.
Interest:	We will pay you interest on each Interest Payment Date based on the applicable Day Count Fraction and subject to the Interest Accrual Convention, as applicable, described below and in the accompanying product supplement no. 1a-1.
Initial Interest Period(s):	The Interest Periods during the period beginning on and including the Original Issue Date of the notes and ending on but excluding April 30, 2016. The Accrual Provision will not be applicable during the Initial Interest Periods.
Interest Period:	The period beginning on and including the Original Issue Date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, subject to the Interest Accrual Convention described below and in the accompanying product supplement no. 1a-1.
Interest Payment Dates:	Interest on the notes will be payable in arrears on the last calendar day of each January, April, July, and October, commencing on July 31, 2015 to and including the Maturity Date, subject to the Business Day Convention and Interest Accrual Convention described below and in the accompanying product supplement no. 1a-1.
Interest Rate:

For each Initial Interest Period, 10.00%. For each Interest Period (other than an Initial Interest Period), the Calculation Agent will determine the Interest Rate* per annum applicable to each Interest Period, calculated in thousandths of a percent, with five ten-thousandths of a percent rounded upwards, based on the following formula:

	Interest Factor ×	Variable Days Actual Days	, where

“Actual Days” means, with respect to each Interest Payment Date, the actual number of calendar days in the immediately preceding Interest Period; and

“Variable Days” means, with respect to each Interest Payment Date, the actual number of calendar days during the immediately preceding Interest Period on which the Accrual Provision is satisfied.

*The Interest Rate as described above is a rate per annum, may not equal the Interest Factor during any Interest Period and is subject to the Minimum Interest Rate and a Maximum Interest Rate. The Interest Rate will depend on the number of calendar days during any given Interest Period on which the Accrual Provision is satisfied. See the definition for “Variable Days” and “Accrual Provision” herein, as well as the formula for Interest Rate set forth above.

Other Key Terms:	Please see “Additional Key Terms” in this pricing supplement for other key terms.

Investing in the Callable Range Accrual Notes involves a number of risks. See “Risk Factors” beginning on page PS-18 of the accompanying product supplement no. 1a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement no. 1a-I, the accompanying underlying supplement no. 1a-I or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$ 42.13	$ 957.87
Total	$2,180,000	$ 91,843.40	$ 2,088,156.60

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $42.13 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-60 of the accompanying product supplement no. 1a-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $886.50 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

April 28, 2015

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 7, 2014, as supplemented by the prospectus supplement dated November 7, 2014 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 1a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 1a-I, the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” below, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008402/e61380_424b2.htm
•	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
•	Prospectus supplement and prospectus dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Interest Factor:	With respect to each Interest Period (other than an Initial Interest Period), the Spread times the Multiplier, subject to the Maximum Interest Rate and the Minimum Interest Rate. The Interest Rate is a per annum rate and may or may not equal the Interest Factor during any Interest Period. The Interest Rate will depend on the number of calendar days during any given Interest Period on which the Accrual Provision is satisfied. See the definition for “Variable Days” and “Accrual Provision” herein, as well as the formula for Interest Rate set forth above.
Spread:	With respect to each Interest Period (after the Initial Interest Periods), the 30-Year CMS Rate minus the 2-Year CMS Rate as determined on the applicable Determination Date. If, on the applicable Determination Date, the Spread is equal to or less than zero, interest will accrue at a rate of 0.00% for that Interest Period.
Multiplier:	9.0
Minimum Interest Rate:	With respect to each Interest Period (other than an Initial Interest Period), 0.00% per annum
Maximum Interest Rate:	With respect to each Interest Period (other than an Initial Interest Period), 10.00% per annum
Accrual Provision:	For each Interest Period, the Accrual Provision shall be deemed to have been satisfied on each calendar day during such Interest Period on which the Index Level of the S&P 500® Index, as determined on the Accrual Determination Date relating to such calendar day, is greater than or equal to the Minimum Index Level. If the Index Level of the S&P 500® Index as determined on the Accrual Determination Date relating to such calendar day is less than the Minimum Index Level, then the Accrual Provision shall be deemed not to have been satisfied for such calendar day. Notwithstanding the foregoing and anything to the contrary in the accompanying product supplement no. 1a-1, the Accrual Provision will be deemed to have not been satisfied on a calendar day if a market disruption event occurred or was continuing, as applicable, on the originally scheduled Accrual Determination Date for that calendar day (including any originally scheduled Accrual Determination Date relating to an Exclusion Period).
Accrual Determination Date:	For each calendar day during an Interest Period, the second Trading Day prior to such calendar day. Notwithstanding the foregoing, for all calendar days in the Exclusion Period, the Accrual Determination Date will be the first Trading Day that precedes such Exclusion Period. The Accrual Provision will be deemed to have not been satisfied on a calendar day if a market disruption event occurred or was continuing, as applicable, on the originally scheduled Accrual Determination Date for that calendar day.
Exclusion Period:	For each Interest Period, the period commencing on the sixth Business Day prior to but excluding each Interest Payment Date.
Index Level:	On any Trading Day, the official closing level of the S&P 500® Index (the “Index”) published following the regular official weekday close of trading for the S&P 500® Index as published by Bloomberg Financial Services on such Trading Day. If a market disruption event exists with respect to the S&P 500® Index on any Accrual Determination Date, the Index Level on the immediately preceding Accrual Determination Date for which no market disruption event occurs or is continuing will be the Index Level for such disrupted Accrual Determination Date (and will also be the Index Level for the originally scheduled Accrual Determination Date). In certain circumstances, the Index Level will be based on the alternative calculation of the S&P 500® Index as described under “General Terms of Notes — Discontinuation of an Equity Index; Alteration of Method of Calculation” in the accompanying product supplement no. 1a-1.
Minimum Index Level:	1,427.463, which is 67.50% of the Index Level of the S&P 500® Index on the Pricing Date.
Trading Day:	A day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges for securities underlying the S&P 500® Index or the relevant successor index, if applicable, and (ii) the exchanges on which futures or options contracts related to the S&P 500® Index or the relevant successor index, if applicable, are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.
Business Day:	Any day other than a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted
Determination Date:	For each Interest Period (other than the Initial Interest Periods), the second U.S. Government Securities Business Day immediately preceding the beginning of the applicable Interest Period.
U.S. Government Securities Business Day:	Any day, other than a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association (“SIFMA”) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
30-Year CMS Rate:	With respect to any Determination Date, the 30-Year U.S. Dollar Constant Maturity Swap Rate, which is the rate for a U.S. dollar swap with a designated maturity of 30 years that appears on Reuters page “ISDAFIX1” (or any successor page) at approximately 11:00 a.m., New York City time, on the Determination Date, as determined by the Calculation Agent. On the applicable Determination Date, if the 30-Year CMS Rate cannot be determined by reference to Reuters page “ISDAFIX1” (or any successor page), then the Calculation Agent will determine the 30-Year CMS Rate in accordance with the fallbacks set forth under “What is a CMS Rate?” below.
2-Year CMS Rate:

With respect to any Determination Date, the 2-Year U.S. Dollar Constant Maturity Swap Rate, which is the rate for a U.S. dollar swap with a designated maturity of 2 years that appears on Reuters page “ISDAFIX1” (or any successor page) at approximately 11:00 a.m., New York City time, on the Determination Date, as determined by the Calculation Agent. On the applicable Determination Date, if the 2-Year CMS Rate cannot be determined by reference to Reuters page “ISDAFIX1” (or any successor page), then the Calculation Agent will determine the 2-Year CMS Rate in accordance with the fallbacks set forth under “What is a CMS Rate?” below.

We refer to the 30-Year CMS Rate and the 2-Year CMS Rate each as a “CMS Rate” and together as the “CMS Rates”.

Pricing Date:	April 28, 2015
Original Issue Date (Settlement Date):	On or about April 30, 2015, subject to the Business Day Convention.
Observation Date*:	April 25, 2030
Maturity Date*:	April 30, 2030, subject to the Business Day Convention.
Business Day Convention:	Following
JPMorgan Structured Investments —	PS-1
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due April 30, 2030

Interest Accrual Convention:	Unadjusted
Day Count Fraction:	30/360
CUSIP:	48125UDT6

* Subject to postponement in the event of a market disruption event and as described under “Description of Notes—Payment on the Notes—Payment At Maturity” and “Description of Notes—Payment on the Notes—Postponement of an Observation Date” in the accompanying product supplement no. 1a-1.

JPMorgan Structured Investments —	PS-2
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due April 30, 2030

Selected Purchase Considerations

•	LIMITED PROTECTION AGAINST LOSS - We will pay you your principal back at maturity if the Ending Index Level is not less than the Barrier Level. If the Ending Index Level is less than the Barrier Level, for every 1% that the Ending Index Level is less than the Initial Index Level, you will lose an amount equal to 1% of the principal amount of your notes. If the Ending Index Level is less than the Barrier Level, you will lose at least 50.00% of your principal and may lose your entire principal at maturity.
•	RETURN LINKED TO THE S&P 500® INDEX - The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1a-I.
•	PRESERVATION OF CAPITAL UPON EARLY REDEMPTION — Regardless of the performance of the CMS Rates or the S&P 500® Index, we will pay you at least the principal amount of your notes upon early redemption. Because the notes are our unsecured and unsubordinated obligations, payment of any amount upon early redemption is subject to our ability to pay our obligations as they become due.
•	PERIODIC INTEREST PAYMENTS — The notes offer periodic interest payments on each Interest Payment Date. For the Initial Interest Periods, the notes will pay at a fixed Interest Rate. After the Initial Interest Periods, the notes will pay at the applicable variable Interest Rate, which takes into account the Accrual Provision. The interest payments for all Interest Periods after the Initial Interest Periods will be affected by both the levels of the CMS Rates and the official closing level of the S&P 500® Index as described under “Interest Rate” on the cover of this pricing supplement, but will not reflect the performance of such rates or such Index. In no event will the Interest Rate during any Interest Period other than the Initial Interest Periods be greater than the Maximum Interest Rate of 10.00% per annum or less than the Minimum Interest Rate of 0.00% per annum. The yield on the notes may be less than the overall return you would receive from a conventional debt security that you could purchase today with the same maturity as the notes.
•	POTENTIAL EARLY REDEMPTION BY US AT OUR OPTION — At our option, we may redeem the notes, in whole but not in part, on each of the Redemption Dates set forth above, commencing on April 30, 2016, at a price equal to 100% of the principal amount being redeemed plus any accrued and unpaid interest, subject to the Business Day Convention and the Interest Accrual Convention described on the cover of this pricing supplement and in the accompanying product supplement no. 1a-1. Any accrued and unpaid interest on notes redeemed will be paid to the person who is the holder of record of such notes at the close of business on the Business Day immediately preceding the applicable Redemption Date.
•	TAX TREATMENT— You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1a-I. The proper U.S. federal income tax treatment of the notes is uncertain. Based upon our numerical analysis, we intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes. In addition, you and we agree to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes. Assuming this characterization is respected, interest paid on the notes will generally be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes. In general, gain or loss realized on the sale, exchange or other disposition of the notes will be capital gain or loss. There can be no assurance, however, that this characterization of the notes will be respected. If the Internal Revenue Service (the “IRS”) were to successfully assert an alternative characterization of the notes, the timing and character of income, gain or loss recognized with respect to the notes could significantly differ from that described herein. Prospective purchasers are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of an investment in the notes. Purchasers who are not initial purchasers of notes at their issue price on the Original Issue Date should consult their tax advisers with respect to the tax consequences of an investment in the notes, and the potential application of special rules.

Non-U.S. Holders should note that because the United States federal income tax treatment (including the applicability of withholding) of the notes is uncertain, and although the Company believes it is reasonable to take a position that the notes are properly treated as variable rate debt instruments and, therefore, that the interest payments are not subject to U.S. withholding tax (at least if the applicable IRS Form W-8 is provided), a withholding agent could possibly nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are a Non-U.S. Holder, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Non-U.S. Holders should also note that final Treasury regulations were released on legislation that imposes a withholding tax of 30% on payments to certain foreign entities unless information reporting and diligence requirements are met, as described in “Material U.S. Federal Income Tax Consequences-Tax Consequences to Non-U.S. Holders” in the accompanying product supplement. Pursuant to the final regulations, such withholding tax will generally apply to

JPMorgan Structured Investments —	PS-3
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due April 30, 2030

obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to this withholding tax. The withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes made before January 1, 2017.

Subject to certain assumptions and representations received from us, the discussion in this section entitled “Tax Treatment”, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Sidley Austin LLP regarding the material U.S. federal income tax treatment of owning and disposing of the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 1a-1 dated November 7 , 2014 and the accompanying underlying supplement no. 1a-I dated November 7, 2014.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be exposed to loss if the Ending Index Level is less than the Barrier Level. For every 1% that the Ending Index Level is less than the Barrier Level, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, if the Ending Index Level is less than the Barrier Level, you will lose at least 50.00% of your principal and may lose your entire principal at maturity.
•	THE NOTES ARE NOT ORDINARY DEBT SECURITIES AND ARE SUBJECT TO AN INTEREST ACCRUAL PROVISION; AFTER THE INITIAL INTEREST PERIODS, THE INTEREST RATE ON THE NOTES IS VARIABLE AND WILL NOT EXCEED THE MAXIMUM INTEREST RATE AS SET FORTH ABOVE AND MAY BE EQUAL TO 0.00% — The terms of the notes differ from those of ordinary debt securities in that the rate of interest you will receive after the Initial Interest Periods is not fixed, but will vary based on both the level of the S&P 500® Index over the course of each Interest Period and the Spread on the applicable Determination Date. For each Interest Period after the Initial Interest Periods, there is a Maximum Interest Rate per annum equal to the Interest Factor set forth above on the cover of this pricing supplement. This is because the variable Interest Rate on the notes, while determined by reference to the Spread on the applicable Determination Date and the official closing level of the S&P 500® Index as described on the cover of this pricing supplement, does not actually pay an amount based directly on such levels. Your return on the notes for any Interest Period (other than an Initial Interest Period) will not exceed the applicable Interest Factor for such Interest Period, regardless of the Spread or appreciation in the S&P 500® Index, which may be significant. Moreover, each calendar day during an Interest Period (other than an Initial Interest Period) for which the Index Level of the S&P 500® Index is less than the Minimum Index Level (as determined based on the level of the S&P 500® Index on the applicable Accrual Determination Date) will result in a reduction of the Interest Rate per annum payable for the corresponding Interest Period. For Interest Periods other than the Initial Interest Periods, if the official closing level of S&P 500® Index is less than the Minimum Index Level for an entire Interest Period, the Interest Rate for such Interest Period will be equal to 0.00% and you will not receive any interest payment for such Interest Period. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.
•	THE NOTES REFERENCE AN EQUITY INDEX AND THE CMS RATES — After the Initial Interest Periods, if the Index Level of the S&P 500® Index is less than the Minimum Index Level on any Accrual Determination Date, the notes will not accrue interest on that day. If the notes do not satisfy the Accrual Provision for each calendar day in an Interest Period, the Interest Rate payable on the notes will be equal to 0.00% per annum for such Interest Period. Similarly, after the Initial Interest Periods, if the 30-Year CMS Rate is less than or equal to the 2-Year CMS Rate on the Determination Date, interest on the notes will accrue at 0.00% per annum for such Interest Period. You should carefully consider the movement, current level and overall trend in equity markets and swap rates, prior to purchasing these notes. Although the notes do not directly reference the level of the S&P 500® Index or the CMS Rates, the interest, if any, payable on your notes is contingent upon, and related to, each of these levels.
•	THE INTEREST RATE ON THE NOTES AFTER THE INITIAL INTEREST PERIODS IS SUBJECT TO A MAXIMUM INTEREST RATE — After the Initial Interest Periods, the rate of interest payable on the notes is variable; however, it is still subject to a Maximum Interest Rate. The Interest Rate on the notes after the Initial Interest Periods will not exceed the Maximum Interest Rate of 10.00% per annum. Although the notes are subject to an Accrual Provision, the interest (if any) payable on the notes accrues at a rate based on the applicable Interest Factor set forth above, and therefore the amount of interest payable on the notes remains subject to the Maximum Interest Rate.
•	You Are Exposed to Performance Risk of Each THE CMS Rates and the S&P 500® Index — Your Interest Rate applicable to each Interest Period after the Initial Interest Periods is not linked to the aggregate performance of the CMS Rates and the S&P 500® Index. For instance, whether or not a calendar day is a Variable Day within an Interest Period (other than an Initial Interest Period) will be contingent upon the performance of the S&P 500® Index as determined on the applicable Accrual Determination Date. Further, the Interest Factor that is to be used to determine the Interest Rate will be determined by the CMS Rates on the applicable Determination Date. Unlike an investment in an instrument with a return linked to a basket of underlying assets, in which risk is mitigated through
JPMorgan Structured Investments —	PS-4
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due April 30, 2030

diversification among all of the components of the basket, an investment in the notes will expose you to the risks related to each of the CMS Rates and the S&P 500® Index. Poor performance of the 30-Year CMS Rate, as compared to the 2-Year CMS Rate (meaning that the Spread would be lower), or the S&P 500® Index (meaning that it decreases to be less than the Minimum Index Level) during the term of the notes may negatively affect your return on the notes and will not be offset or mitigated by a positive performance of the other. Accordingly, your investment is subject to the performance risk of each of the CMS Rates and the S&P 500® Index.

•	THE INTEREST RATE ON THE NOTES MAY BE BELOW THE RATE OTHERWISE PAYABLE ON SIMILAR VARIABLE RATE notes ISSUED BY US — The value of the notes will depend on the Interest Rate on the notes, which after the Initial Interest Periods will be affected by the Spread and the level of the S&P 500® Index. If the Spread is less than or equal to zero on any Determination Date or the level of the S&P 500® Index is less than the Minimum Index Level on any Accrual Determination Date, the Interest Rate on the notes may be less than returns on similar variable rate notes issued by us that are not linked to the CMS Rates and the S&P 500® Index, or that are only linked to one of the CMS Rates or the S&P 500® Index. We have no control over any fluctuations in the CMS Rates or the S&P 500® Index.
•	THE RETURN OF ANY PRINCIPAL COMPONENT OF YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE PERFORMANCE OF THE INDEX — If the notes are not called and the Ending Index Level is less than the Barrier Level, you will lose at least 50.00% of your investment in the notes and may lose all of your investment.
•	THE METHOD OF DETERMINING WHETHER THE ACCRUAL PROVISION HAS BEEN SATISFIED MAY NOT DIRECTLY CORRELATE TO THE ACTUAL LEVEL OF the S&P 500® Index — After the Initial Interest Periods, the determination of the Interest Rate per annum payable for any Interest Period will be based on the actual number of days in that Interest Period on which the Accrual Provision is satisfied, as determined on each Accrual Determination Date. However, we will use the same Index Level of the S&P 500® Index to determine whether the Accrual Provision is satisfied for the period commencing on the sixth Business Day prior to but excluding each applicable Interest Payment Date, which period we refer to as the Exclusion Period. The Index Level used will be the Index Level of the S&P 500® Index on the first Trading Day immediately preceding the Exclusion Period, regardless of what the actual closing level of the S&P 500® Index is for the calendar days in that period or whether the Accrual Provision could have otherwise been satisfied if actually tested in the Exclusion Period. As a result, the determination as to whether the Accrual Provision has been satisfied for any Interest Period (other than an Initial Interest Period) may not directly correlate to the actual Index Levels of the S&P 500® Index, which will in turn affect the Interest Rate calculation.
•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE INDEX — If the notes are not called and the Ending Index Level is greater than or equal to the Barrier Level, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Index, which may be significant. In addition, if the notes are called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest, regardless of the appreciation in the value of the Index, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Index during the term of the notes.
•	LONGER DATED NOTES MAY BE MORE RISKY THAN SHORTER DATED NOTES — By purchasing a note with a longer tenor, you are more exposed to fluctuations in interest rates than if you purchased a note with a shorter tenor. Specifically, you may be negatively affected if certain interest rate scenarios occur or if the Index Level of the S&P 500® Index is less than the Minimum Index Level for an entire Interest Period. The applicable discount rate, which is the prevailing rate in the market for notes of the same tenor, will likely be higher for notes with longer tenors than if you had purchased a note with a shorter tenor. Therefore, assuming the notes have not been called and that short term rates rise, as described above, the market value of a longer dated note will be lower than the market value of a comparable short term note with similar terms.
•	WE MAY CALL YOUR NOTES PRIOR TO THEIR SCHEDULED MATURITY DATE — We may choose to call the notes early or choose not to call the notes early on any Redemption Date in our sole discretion. If the notes are called early, you will receive the principal amount of your notes plus accrued and unpaid interest to, but not including the Redemption Date. The aggregate amount that you will receive through and including the Redemption Date may be less than the aggregate amount that you would have received had the notes not been called early. If we call the notes early, you will not receive interest payments after the applicable Redemption Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date. We may choose to call the notes early, for example, if U.S. interest rates decrease significantly or if volatility of U.S. interest rates decreases significantly.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes you will not have voting rights, or rights to receive cash dividends or other distributions, or other rights that holders of securities composing the S&P 500® Index would have.
JPMorgan Structured Investments —	PS-5
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due April 30, 2030

•	REINVESTMENT RISK — If we redeem the notes, the term of the notes may be reduced and you will not receive interest payments after the applicable Redemption Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date.
•	VARIABLE RATE NOTES DIFFER FROM FIXED RATE NOTES — After the Initial Interest Periods of the notes, the variable Interest Rate for all Interest Periods will be determined in part based on the Spread and the Accrual Provision set forth on the cover of this pricing supplement, which is contingent upon the Index Level of the S&P 500® Index and may be less than returns otherwise payable on debt securities issued by us with similar maturities. You should consider, among other things, the overall potential annual percentage rate of interest to maturity of the notes as compared to other investment alternatives.
•	AFTER THE INITIAL INTEREST PERIODS, MARKET DISRUPTION EVENTS MAY ADVERSELY AFFECT THE RATE AT WHICH THE NOTES ACCRUE INTEREST — After the Initial Interest Periods, the rate at which the notes accrue interest for an Interest Period will be based on the Index Level of the S&P 500® Index on the applicable Accrual Determination Date and the Spread on the applicable Determination Date, subject to the Maximum Interest Rate. Notwithstanding anything to the contrary herein or in the accompanying product supplement no. 1a-I, if a market disruption event occurs or is continuing on any Accrual Determination Date, the Accrual Provision will be deemed to have not been satisfied on such Accrual Determination Date (including any originally scheduled Accrual Determination Date relating to an Exclusion Period). Because, after the Initial Interest Periods, your notes will not accrue interest unless the Accrual Provision is satisfied, if a market disruption event continues for an extended period of time after the Initial Interest Periods, the amount of interest that accrues on the notes may be severely limited.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities as well as modeling and structuring the economic terms of the notes, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 1a-I for additional information about these risks.

We are also currently one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.

•	THE INTEREST RATE ON THE NOTES IS BASED, IN PART, ON THE SPREAD, AND THEREFORE ON THE PERFORMANCE AND RELATIVE PERFORMANCE OF LONGER AND SHORTER TERM INTEREST RATES, WHICH MAY RESULT IN THE APPLICATION OF THE MINIMUM INTEREST RATE — The Spread is calculated as (a) the 30-Year CMS Rate minus (b) the 2-Year CMS Rate. The CMS Rates may be influenced by a number of factors, including (but not limited to) monetary policies, fiscal policies, inflation, general economic conditions and public expectations with respect to such factors. The effect that any single factor may have on the CMS Rates or may be partially offset by other factors. We cannot predict the factors that may cause the CMS Rates, and consequently the Spread, to increase or decrease. Either a zero or negative Spread (indicating that the 30-Year CMS Rate is equal to or less than the 2-Year CMS Rate) on a Determination Date will cause the Interest Rate for the corresponding Interest Period to be equal to the Minimum Interest Rate. The amount of interest you accrue on the notes in any Interest Period (other than an Initial Interest Period) may therefore decrease even if either or both of the CMS Rates increase. Under these circumstances, particularly if short term interest rates rise significantly relative to long term interest rates, the Interest Rate during any Interest Period (other than an Initial Interest Period) may be equal to 0.00% per annum, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.
•	JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes
JPMorgan Structured Investments —	PS-6
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due April 30, 2030

and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, and estimated hedging costs, including, but not limited to:
•	the performance of the CMS Rates;
•	the performance of the Index;
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the time to maturity of the notes;
•	dividend rates on the equity securities underlying the Index;
•	the expected positive or negative correlation between the CMS Rates and the S&P 500® Index or the expected absence of such correlation;
•	interest and yield rates in the market generally, as well as the volatility of those rates;
•	the likelihood, or expectation, that the notes will be redeemed by us, based on prevailing market interest rates or otherwise; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

JPMorgan Structured Investments —	PS-7
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due April 30, 2030

•	SECONDARY MARKET PRICES OF THE NOTES ARE SENSITIVE TO BOTH INTEREST RATES AND THE PERFORMANCE OF THE INDEX — If interest rates rise generally, the secondary market prices of the notes will be adversely impacted because of the relatively long term of the notes and the increased probability that that the Interest Rate for the notes will be less than such rates. Additionally, if the Index Level declines, even if the Index Level has not declined below the Barrier Level, the secondary market prices of the notes will also be adversely impacted because of the increased probability that the Accrual Provision may not be satisfied over the remaining term of the notes and the increased probability that you may lose some or all of your principal at maturity. If both interest rates rise and the Index Level declines, the secondary market prices of the notes may decline more rapidly than other securities that are only linked to the CMS Rates or the Index, or if the amount payable at maturity was not linked to the performance of the Index relative to the Barrier Level.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	MARKET FACTORS MAY INFLUENCE WHETHER WE EXERCISE OUR RIGHT TO REDEEM THE NOTES PRIOR TO THEIR SCHEDULED MATURITY — We have the right to redeem the notes prior to the Maturity Date, in whole but not in part, on the specified Redemption Dates. It is more likely that we will redeem the notes prior to the Maturity Date if the Closing Level of the S&P 500® Index is greater than or equal to the Minimum Index Level on the applicable Accrual Determination Date and the Spread is greater than or equal to 0.00% on the applicable Determination Date. If the notes are called prior to the Maturity Date, you may be unable to invest in certificates of deposit with similar risk and yield as the notes. Your ability to realize a higher than market yield on the notes is limited by our right to redeem the notes prior to their scheduled maturity, which may adversely affect the value of the notes in the secondary market, if any.
•	The INTEREST RATE will be affected by a number of factors — After the Initial Interest Periods, the interest rate will depend primarily on the CMS Rates. A number of factors can affect the value of your notes and/or the amount of interest that you will receive, including, but not limited to:
•	changes in, or perceptions, about the future CMS Rates;
•	general economic conditions;
•	prevailing interest rates; and
•	policies of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the payment of interest on the notes and on the value of the notes in the secondary market.

•	The CMS Rates may be volatile — The CMS Rates are subject to volatility due to a variety of factors affecting interest rates generally, including but not limited to:
•	sentiment regarding the U.S. and global economies;
•	expectation regarding the level of price inflation;
•	sentiment regarding credit quality in U.S. and global credit markets;
•	central bank policy regarding interest rates; and
•	performance of capital markets.
JPMorgan Structured Investments —	PS-8
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due April 30, 2030

Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period

The following examples illustrate how to calculate the Interest Rate on the notes for four hypothetical Interest Periods after the Initial Interest Periods. The following examples assume that we have not called the notes prior to their scheduled Maturity Date, the Multiplier for the Interest Period is 9.0 and the actual number of days in the applicable Interest Period is 90. The hypothetical Interest Rates in the following examples are for illustrative purposes only and may not correspond to the actual Interest Rates for any Interest Period applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: On the applicable Determination Date, the 30-Year CMS Rate is 4.00% and the 2-Year CMS Rate is 3.00%. In addition, the number of Variable Days in the Interest Period is 81. Because the 30-Year CMS Rate (4.00%) is greater than the 2-Year CMS Rate (3.00%), the Spread is positive and is equal to 1.00%. Accordingly, the Interest Factor is 9.00% calculated as follows:

MAX [0, 9 × (4.00% - 3.00%)] = 9.00% per annum

Therefore, the Interest Rate per annum for the Interest Period is equal to 8.10% per annum calculated as follows:

9.00% × (81/90) = 8.10% per annum

Example 2: On the applicable Determination Date, the 30-Year CMS Rate is 5.00% and the 2-Year CMS Rate is 1.00%. In addition, the number of Variable Days in the Interest Period is 90. Because the 30-Year CMS Rate (5.00%) is greater than the 2-Year CMS Rate (1.00%), the Spread is positive and is equal to 4.00%. However, because the Spread times the applicable Multiplier is greater than the Maximum Interest Rate of 10.00% per annum, the Interest Factor is equal to the Maximum Interest Rate.

Therefore, the Interest Rate per annum for the Interest Period is equal to the Maximum Interest Rate of 10.00% per annum, calculated as follows:

10.00% × (90 / 90) = 10.00% per annum

Example 3: On the applicable Determination Date, the 30-Year CMS Rate is 1.00% and the 2-Year CMS Rate is 5.00%. In addition, the number of Variable Days in the Interest Period is 90. Because the 30-Year CMS Rate (1.00%) is less than the 2-Year CMS Rate (5.00%), the Spread is negative and is equal to -4.00%. However, because the Spread times the applicable Multiplier is less than the Minimum Interest Rate of 0.00% per annum, the Interest Factor is equal to the Minimum Interest Rate.

Therefore, the Interest Rate per annum for the Interest Period is equal to the Minimum Interest Rate of 0.00% per annum, calculated as follows:

0.00% × (90 / 90) = 0.00% per annum

Example 4: For an Interest Period the Accrual Provision is not met on any calendar day during the Interest Period, and therefore, the number of Variable Days is 0. Regardless of the Interest Factor, because the Accrual Provision is not satisfied on any calendar day, the Interest Rate per annum for the Interest Period will be equal to 0.00% per annum.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how to calculate the payment at maturity. For purposes of the following examples, we have assumed an Initial Index Level of 2,000 and a Barrier Level of 1,000, and that the notes are not called prior to their scheduled Maturity Date. Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. In addition, the effect of any accrued and unpaid interest has been excluded.

Example 1: The level of the Index increases from the Initial Index Level of 2,000 to an Ending Index Level of 2,500. Because the Ending Index Level of 2,500 is greater than the Initial Index Level of 2,000, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: The level of the Index decreases from the Initial Index Level of 2,000 to an Ending Index Level of 1,400. Although the Index Return is negative, because the Ending Index Level of 1,400 is not less than the Barrier Level of 1,000, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

JPMorgan Structured Investments —	PS-9
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due April 30, 2030

Example 3: The level of the Index decreases from the Initial Index Level of 2,000 to an Ending Index Level of 900. Because the Index Return is negative and the Ending Index Level of 900 is less than the Barrier Level of 1,000, the investor receives a payment at maturity of $450.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -55.00%) = $450.00

Example 4: The level of the Index decreases from the Initial Index Level of 2,000 to an Ending Index Level of 0. Because the Index Return is negative and the Ending Index Level of 0 is less than the Barrier Level of 1,000, the investor receives a payment at maturity of $0.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -100%) = $0.00

The hypothetical payments on the notes shown above apply only if the notes are not called prior to maturity and you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-10
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due April 30, 2030

What is a CMS Rate?

A CMS Rate is a rate for a U.S. dollar swap with a Designated Maturity and which appears on Reuters page “ISDAFIX1” (or any successor page) at approximately 11:00 a.m., New York City time, on each Determination Date, as determined by the Calculation Agent.

On each Determination Date, if the 30-Year CMS Rate or the 2-Year CMS Rate cannot be determined by reference to Reuters page “ISDAFIX1” (or any successor page), then the Calculation Agent will determine the 30-Year CMS Rate or the 2-Year CMS Rate, as applicable, for such day on the basis of the mid-market semi-annual swap rate quotations to the Calculation Agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such Determination Date, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the applicable 30 year or 2 year maturity commencing on such Determination Date and in an amount, as determined by the Calculation Agent, that is representative for a single transaction in the relevant market at the relevant time (the “Representative Amount”) with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD LIBOR with a designated maturity of three months. The Calculation Agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate. If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the rate will be determined by the Calculation Agent in good faith and in a commercially reasonable manner.

The “Designated Maturity” is 2 years or 30 years, as the case may be, depending on whether the 2-Year CMS Rate or the 30-Year CMS Rate is being calculated.

What is the S&P 500® Index?

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1a-I.

Historical Information

The following graphs set forth the weekly historical performance of the CMS Rates and the Spread from January 8, 2010 through April 24, 2015. We obtained the rates used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The 30-Year CMS Rate, as it appeared on Reuters page “ISDAFIX1” on April 28, 2015 was 2.426%. The 2-Year CMS Rate, as it appeared on Reuters page “ISDAFIX1” on April 28, 2015 was 0.793%. The Spread on April 28, 2015 was 1.633%.

The CMS Rates and the Spread data in the following graphs were obtained from Bloomberg Financial Markets at approximately 3:30 p.m. on the relevant dates and may not be indicative of the Spread, which is determined on any date of determination by reference to the CMS Rates published on Reuters page "ISDAFIX1" at approximately 11:00 a.m., New York City time. The historical CMS Rates and the Spread should not be taken as an indication of future performance, and no assurance can be given as to the CMS Rates or the Spread on any Determination Date. We cannot give you assurance that the performance of the CMS Rates and the Spread will result in any positive interest payments in any Interest Period subsequent to the final Initial Interest Period.

JPMorgan Structured Investments —	PS-11
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due April 30, 2030

The following graph sets forth the weekly historical performance of the S&P 500® Index for the period from January 8, 2010 through April 24, 2015. The Index closing level on April 28, 2015 was 2,114.76.

We obtained the Index Levels used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Level on any of the Accrual Determination Dates. We cannot give you assurance that the performance of the Index will result in any positive interest payments or return of principal at maturity.

JPMorgan Structured Investments —	PS-12
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due April 30, 2030

JPMorgan Structured Investments —	PS-13
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due April 30, 2030

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.” See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Selected Purchase Considerations” and “Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period” in this pricing supplement for a description of the risk-return profile and market exposure payable under the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this pricing supplement, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-34 of the accompanying product supplement no. 1a-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

JPMorgan Structured Investments —	PS-14
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due April 30, 2030

Validity of the Notes

In the opinion of Sidley Austin llp, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 7, 2014, which has been filed as Exhibit 5.3 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on November 7, 2014.

JPMorgan Structured Investments —	PS-15
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due April 30, 2030